 Exhibit 11

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in the Offering Statement on Form 1-A of The Chosen, LLC and the Offering Circular constituting a part thereof, of our report dated February 21, 2018 on our audit of the balance sheet of The Chosen, LLC, as of December 31, 2017 and the related statements of operations and members’ equity, and cash flows for the period from inception (October 24, 2017) to December 31, 2017, and the related notes to financial statements.

/s/ TANNER LLC

Salt Lake City, Utah
April 24, 2018